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                                                                 EXHIBIT (a)(5)

COOPER RIVER PROPERTIES, L.L.C.
1873 South Bellaire Street
17th Floor
Denver, Colorado 80222

CONTACT:       Edward McCarthy of Beacon Hill Partners, Inc.
               (212) 843-8500

FOR IMMEDIATE RELEASE
                           COOPER RIVER ANNOUNCEMENT
                           -------------------------

         DENVER, COLORADO, October 19, 1998--Cooper River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for Class A and Class B limited partnership interests in Multi-Benefit Realty Fund '87-1 and limited partnership interests in HCW Pension Real Estate Fund Limited Partnership. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Monday, November 16, 1998. The offers were previously scheduled to expire at 12:00 midnight on Wednesday, October 21, 1998.

         Cooper River reported, based on information provided by the depositary for the offers, that as of the close of business on October 16, 1998, approximately 2,359 Class A interests and 3,593 Class B interests had been tendered pursuant to the Multi-Benefit Realty Fund '87-1 offers and approximately 842 interests had been tendered pursuant to the HCW offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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